                                                                    EXHIBIT 12

                              SEMCO ENERGY, INC.
                      Ratio of Earnings to Fixed Charges
                            (Thousands of Dollars)

                                            ---------------------------------------------------------------------------------
                                              TWELVE MONTHS
                                                 ENDED                                   YEAR ENDED
                                            ---------------------------------------------------------------------------------
                                            MARCH 31, 1998     1997            1996          1995          1994         1993
                                            ---------------------------------------------------------------------------------
Earnings as defined (a)
Net Income (loss)                               $13,482      $14,921        ($12,803)      $11,331        $9,992       $9,563
Income taxes                                      5,239        8,228          (7,308)        6,151         4,560        5,809
Other items                                        (96)         (96)             (96)         (96)         1,882          176
Fixed charges as defined                         13,783       16,690          14,588        14,402        14,092       14,592
                                                -------      -------         -------       -------       -------      -------

Earnings as defined                             $32,408      $39,743         ($5,619)      $31,788       $30,526      $30,140
                                                =======      =======         =======       =======       =======      =======

Fixed charges as defined (a)
Interest on long-term debt                      $10,440       $9,388          $8,514        $8,546        $8,605       $9,426
Amortization of debt expense                        405          449             431           520           454          409
Other interest charges                            2,664        6,579           5,369         5,062         4,759        4,483
Preferred securities dividends
  and distributions                                 274          274             274           274           274          274
                                                -------      -------         -------       -------       -------      -------

Fixed charges as defined                        $13,783      $16,690         $14,588       $14,402       $14,092      $14,592
                                                =======      =======         =======       =======       =======      =======


Ratio of earnings to fixed charges                 2.35         2.38            (b)           2.21          2.17         2.07
                                                   ====         ====            ===           ====          ====         ====

NOTES:
(a) Earnings and fixed charges as defined in instructions for Item 503 of Regulation S-K

(b) For the year ended December 31, 1996, fixed charges exceeded earnings by $20.2 million. Earnings as defined include a $32.3 million non-cash pretax write-down of the NOARK investment. Excluding the NOARK write-down the ratio of earnings to fixed charges would have been 1.83.

                                                                    EXHIBIT 12

                              SEMCO ENERGY, INC.
          Ratio of Earnings to Fixed Charges and Preferred Dividends
                            (Thousands of Dollars)

                                          ---------------------------------------------------------------------------------------
                                          TWELVE MONTHS
                                              ENDED                                       YEAR ENDED
                                          ---------------------------------------------------------------------------------------
                                          MARCH 31, 1998      1997           1996           1995            1994           1993
                                          ---------------------------------------------------------------------------------------
Earnings as defined (a)
Net Income (loss)                             $13,482        $14,921        ($12,803)       $11,331         $9,992         $9,563
Income taxes                                    5,239          8,228          (7,308)         6,151          4,560          5,809
Other items                                      (105)          (105)           (105)          (105)         1,872            166
Fixed charges as defined                       13,808         16,715          14,613         14,428         14,120         14,621
                                              -------        -------         -------        -------        -------        -------

Earnings as defined                           $32,424        $39,759         ($5,603)       $31,805        $30,544        $30,159
                                              =======        =======         =======        =======        =======        =======


Fixed charges as defined (a)
Interest on long-term debt                    $10,440         $9,388          $8,514         $8,546         $8,605         $9,426
Amortization of debt expense                      405            449             431            520            454            409
Other interest charges                          2,689          6,604           5,394          5,088          4,787          4,512
Preferred securities dividends
  and distributions                               274            274             274            274            274            274
                                              -------        -------         -------        -------        -------        -------

Fixed charges as defined                      $13,808        $16,715         $14,613        $14,428        $14,120        $14,621
                                              =======        =======         =======        =======        =======        =======

Ratio of earnings to fixed charges
   and Preferred Dividends                       2.35           2.38             (b)           2.20           2.16           2.06
                                              =======        =======         =======        =======        =======        =======

NOTES:
(a) Earnings and fixed charges as defined in instructions for Item 503 of Regulation S-K

(b) For the year ended December 31, 1996, fixed charges exceeded earnings by $20.2 million. Earnings as defined include a $32.3 million non-cash pretax write-down of the NOARK investment. Excluding the NOARK write-down the ratio of earnings to fixed charges would have been 1.83.